Exhibit 10.4
                              MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this Agreement) is made as of the 19th day of February, 1999

BETWEEN:

On-Line Film Services Inc., a corporation formed under the laws of British Columbia, having an office at 208 - 2323 Boundary Road, Vancouver, British Columbia, Canada,V5M 4V8
("Owner")

AND

CINESOURCE INC., a corporation formed under the laws of California having an office at 1223 - 22nd Street, Santa Monica, California, 90404, U.S.A. ("Manager")

WHEREAS, pursuant to an agreement (the "Asset Purchase Agreement") made August 31, 1998 between Owner and Columbus Entertainment, Inc. ("Columbus"), Owner purchased all rights, title and interest in and to a computer software program developed by or for Columbus and known as the "Columbus Commercial Suite" and Derivatives related thereto, for a Field of Use consisting of the production of commercials, in the Ownership Territory, as those terms are defined in the Asset Purchase Agreement; and

AND WHEREAS, Owner desires to retain Manager to provide certain marketing and management services to assist Owner in providing services to production companies, their producers, executives and all production personnel and others in the Field of Use in the Service Territory, as those terms are defined herein.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual representations and covenants herein, the parties agree as follows:

1. DEFINITIONS

1.1 In this Agreement, the following terms shall have the following meanings:

"Annual Exclusivity Payment" means the annual amount payable by Manager to Owner for the exclusive right to provide the Management Services, which amount shall be calculated as set forth in Schedule "B" attached hereto.

"Annual Gross Operating Revenues" means the amount of Gross Operating Revenues actually received during a particular calendar year (or part year on termination) during the Term.

"Annual Incremental Revenues" means that portion of the Annual Gross Operating Revenues which exceeds the corresponding Annual Minimum.

"Annual Minimum" means the targeted minimum amount of Annual Gross Operating Revenues to be achieved in a particular calendar year during the Term, calculated as set forth in Schedule "B" attached hereto.

"Asset Purchase Agreement" means that certain agreement made August 31, 1998, by and between Owner and Columbus Entertainment, Inc., pursuant to which Owner has purchased all rights, title and interest in and to the Columbus Commercial Suite for the Field of Use in the Ownership Territory, as such terms are


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defined in the Asset Purchase Agreement, on the terms, conditions and provisions set forth in the Asset Purchase Agreement.

"Business Marketing Plan" means the business marketing plan which shall be prepared jointly each year by Manager and Owner and which shall serve as Owner's marketing plan regarding the Management Services.

"Columbus" means Columbus Entertainment, Inc., the original owner and developer of the Columbus Commercial Suite, and which beneficially owns all of the issued and outstanding shares of the Manager.

"Columbus Commercial Suite" means the computer software program described in Schedule "A" attached hereto, and which was developed by or for Columbus, and which will be used to provide Columbus Commercial Suite Services to End Users for compiling data in connection with the management of the production of commercials in the entertainment industry, which software is the subject matter of the Asset Purchase Agreement, and which Owner intends on including as part of the Production Network for fees consistent with the Business Marketing Plan, and which should allow Owner to collect the Annual Minimum.

"Columbus Commercial Suite Services" means the services to be provided by Owner to End Users through the Production Network utilising the Columbus Commercial Suit, with respect to the production of commercials.

"Cumulative Incremental Revenues" means the total amount of all Annual Incremental Revenues calculated from the effective date of this Agreement until the expiration or earlier termination of this Agreement.

"Dollar" and "$" means dollars in United States currency.

"End Users" means any entity, person, and/or production company who has contracted for the Columbus Commercial Suite Services in the Service Territory.

"Gross Operating Revenues" means the total revenues actually received by Owner resulting from the provision of the Columbus Commercial Suite Services in the Service Territory during the Term.

"Management Fee" means the fee to be paid by Owner to Manager in each calendar year of the Term, which fee shall equal one percent (1%) of the Annual Gross Operating Revenues for such year, until the Cumulative Incremental Revenues equal the Term Minimum at which time the Management Fee shall become fifteen percent (15%) of the Annual Gross Operating Revenues for each year thereafter.

"Management Services" means the marketing and management services to be provided by Manager to Owner during the Term, as further described in Schedule "C" attached hereto.

"Owner's Gross Operating Revenues" means the Annual Gross Operating Revenues in a calendar year less the Management Fee for such year.

"Production Network" means the computer and telecommunications facilities and service bureau operated by Owner, through which Owner will provide "online services" including but not limited to the Columbus Commercial Suite Services.

"Service Territory" means the whole world excluding Chile.

"Term" means ten (10) years commencing on August 31, 1998 and continuing until August 31, 2008.



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"Term Exclusivity Payment" means the amount calculated as set out forth in
Schedule "B" attached hereto, which is payable by Manager to Owner pursuant to
Section 16 if the Cumulative Incremental Revenues do not reach the Term Minimum.

"Term Minimum" means the amount of $25,000,000.

2. APPOINTMENT OF MANAGER

2.1 Upon and subject to the terms and conditions of this Agreement, Owner hereby retains Manager on an exclusive basis during the Term of this Agreement to provide the Management Services to Owner within the Service Territory, and Manager hereby accepts such appointment and agrees to provide the Management Services to Owner.

3. MANAGEMENT SERVICES

3.1 Manager shall during the Term, provide the Management Services to Owner consistent with the objectives and activities contemplated by the Business Marketing Plan, and as jointly agreed upon by the parties from time to time.

3.2 Manager shall to use all reasonable efforts to comply with all applicable laws in the provision of Management Services. Manager represents, warrants and covenants with Owner that Manager has and will continue to have, sufficient technical, financial and other resources to fulfil Manager's obligations hereunder.

4. SUBCONTRACTOR

4.1 Manager shall have the right to retain an affiliate as a subcontractor or supplier, to assist in providing the Management Services, provided that any such subcontract or supply agreement shall not be in conflict or inconsistent with this Agreement, and shall be subject to the prior consent of Owner not to be unreasonably withheld.

5. GROSS OPERATING REVENUES

5.1 In support of Owner's provision of Columbus Commercial Suite Services to End Users, Manager shall provide the Management Services with the objective, and using all reasonable efforts, to maximise Gross Operating Revenues, in order that the Annual Gross Operating Revenues equal or exceed the corresponding Annual Minimum in each calendar year, and the Cumulative Incremental Revenues during the Term exceed the Term Minimum.

All Gross Operating Revenues shall be collected by and shall accrue to the account of Owner.

Owner represents and warrants that it will use its reasonable best efforts to exploit the Columbus Commercial Suite and provide Columbus Commercial Suite Services to maximise Gross Operating Revenues in order that the Annual Gross Operating Revenues equal or exceed the corresponding Annual Minimum in each calendar year, and the Cumulative Incremental Revenues during the Term exceed the Term Minimum

Owner shall during the Term offer the Columbus Commercial Suite Services to End Users only as a separate product with its own pricing, even when it is provided through the Production Network, provided that Owner shall have the right to offer the Columbus Commercial Suite Services as part of a group product offering with one price if Owner can give assurances to Manager that the portion of the group price which Owner allocates to the Columbus Commercial Suite Services is reasonable.

6. MANAGEMENT FEES



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6.1 The consideration for all Management Services provided by Manager to Owner for each calendar year during the Term shall be the Management Fee, which Owner shall pay to Manager within 30 days of the end of such calendar year.

6.2 Manager shall not charge Owner for any expenses or costs incurred by Manager in providing the Management Services. Such expenses and costs shall be for Manager's account. Owner shall have no liability to Manager for any other fees or charges, under this Agreement.

7. ANNUAL EXCLUSIVITY PAYMENT

7.1 If at the end of any calendar year during the Term (or part year upon expiry or earlier termination), the Annual Gross Operating Revenues are less than the applicable Annual Minimum for such year or part year, then there shall become due and owing, and Manager shall be liable for, an Annual Exclusivity Payment to Owner for the exclusive rights that it had received to provide the Management Services in such year, calculated as set out in Schedule "B" hereto.

7.2 Manager shall pay each Annual Exclusivity Payment within 30 days of the end of the calendar year, or part year, to which it applies.

8. GUARANTEE

8.1 Manager shall arrange for Columbus to guarantee to Owner the payment by Manager of all payments required to be made pursuant to this Agreement, by Columbus entering on the effective date of this Agreement into a guarantee in form and substance satisfactory to Owner.

9. NON-COMPETITION

9.1 Manager shall not, and shall obtain the agreement of its directors and shareholders that they shall not, provide, market in any manner, develop or sell any products or services which are competitive with the Columbus Commercial Suite or Columbus Commercial Suite Services, for End Users in the Field of Use.

10. REPORTING

10.1 Manager shall furnish to Owner quarterly reports containing a statement in reasonable detail setting forth a summary of its activities.

10.2 Periodic meetings shall be arranged between Manager and Owner, on a mutually acceptable schedule, to review the progress of the Management Services.

11. OBLIGATION TO PROTECT COPYRIGHT AND TRADEMARKS

11.1 Manager hereby acknowledges that Owner owns the Columbus Commercial Suite in the Field of Use including copyrights and all other intellectual property rights associated therewith, and that Manager, its directors, shareholders and affiliates are not acquiring any proprietary rights, title, license or interest in the Columbus Commercial Suite, all of which shall remain with Owner. Manager is appointed to provide Management Services on condition that Manager shall at all times protect the interests of Owner in the Columbus Commercial Suite.

11.2 Owner shall have the right to review all marketing and advertising plans and strategies to be executed by Manager with respect to Columbus Commercial Suite Services, and to require such changes as Owner may reasonably request so as to protect the interests of Owner.



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11.3 Owner shall have the right to take any action it deems necessary to protect its intellectual property rights in the Columbus Commercial Suite, including filing lawsuits in the event of infringement and filing for copyright and trademark registrations. If Owner fails to take any action regarding any alleged infringement of the rights of Owner in the Columbus Commercial Suite, Manager may, at its own expense, take such action only after having obtained the written consent of Owner, which consent shall not be unreasonably withheld.

USE OF INDEPENDENT CONTRACTORS

12.1 Manager shall, at its expense, have the right to use independent contractors to perform such work as in its reasonable opinion may be convenient or necessary for the support, maintenance, marketing, promoting and supply of Management Services, including computer programmers, technicians, systems consultants, marketing consultants and business consultants, provided that it first notifies and receives the approval of Owner, which shall not be unreasonably withheld.

13. BUSINESS PLAN

13.1 Manager agrees to prepare with Owner an annual Business Marketing Plan by the 28th day of February in each year, which shall be followed by Manager in providing the Management Services. Owner, acting reasonably, may suggest revisions to the Business Marketing Plan, and Manager will use its reasonable best efforts to accommodate such suggested revisions.

14. TERM

14.1 This Agreement shall become effective upon its execution by the parties hereto and, unless terminated earlier in accordance with its provisions, shall remain in effect for an initial Term until August 31,2008.

14.2 Manager shall have the right to renew this Agreement for an additional 10 years at a Management Fee of 15%, and upon the terms and conditions in existence at the end of the initial Term of this Agreement, such right of renewal to be exercised by giving Owner at least 60 days' prior written notice, provided that;

(a) Manager is not in breach of this Agreement at either the date of notice of renewal, or the date of renewal, and

(b) as of the date of renewal, the Cumulative Incremental Revenues equal or exceed the Term Minimum.

15. EARLY TERMINATION

15.1 Owner may terminate this Agreement upon 30 days' prior written notice to Manager in the event that:

(a) Manager or Columbus is declared bankrupt or becomes an insolvent person, makes an assignment for the benefit of its creditors or attempts to avail itself of any applicable statute relating to insolvent debtors;

(b) Manager or Columbus takes steps to wind-up, dissolve or liquidate, except for internal corporate reorganisations, mergers or shareholder reorganisations, or otherwise ceases to function as a going concern or is prevented from performing its duties hereunder for a period greater than 30 days;

a trustee, receiver, receiver and manager or other custodian (interim or permanent) of any of the assets of Manager or Columbus is appointed by private instrument or by court order or if any execution,


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sequestration, or other analogous process of any court becomes enforceable against Manager or Columbus or the assets of either or if distress or process is made against the assets or any part thereof of Manager or Columbus, unless within 30 days of such occurrence such process has been discharged;

(d) Manager or Columbus ceases to carry on the business carried on by it pursuant to this Agreement for a period of 120 days;

(e) Manager ceases to provide the Management Services, or is otherwise in material breach of this Agreement, for reasons other than events or occurrences beyond the reasonable control of the Manager which have not been caused by Manager's negligence, and which Manager was unable to prevent by the exercise of reasonable diligence, provided that no termination shall occur as the result of such failure if such failure is cured before the 30th day following the date of notification by Owner to Manager of such failure to comply.

15.2 Failure to attain any Annual Minimum shall not be sufficient reason to result in the termination of this Agreement or the loss of the exclusive Management Services rights of Manager.

16. TERM EXCLUSIVITY PAYMENT

On the expiry of the initial Term, or on any earlier termination of this Agreement for any cause or reason whatsoever, if the Cumulative Incremental Revenues are less than the Term Minimum, then there shall become due and owing, and Manager shall be liable for, the Term Exclusivity Payment, for the exclusive rights that it had received to provide the Management Services, calculated as set out in Schedule "B" hereto, and together with all outstanding Exclusivity Payments, if any, they shall be paid in full by Manager to Owner within 30 days of such date of expiration or termination.

17. APPOINTMENT OF OTHER MANAGERS

17.1 Owner shall not have the right to appoint additional independent managers to provide the same Management Services in the Service Territory in respect of the Columbus Commercial Suite Services for the Field of Use during the Term, without the prior written consent of Manager.

18. RIGHT TO REVIEW

18.1 Owner may at any time, at its own expense, review the performance by Manager of the Management Services, and provide recommendations with respect thereto.

DISCLAIMER

19.1 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, OWNER MAKES NO FURTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY CONDITION OR WARRANTY OF MERCHANTABLE QUALITY OF THE COLUMBUS COMMERCIAL SUITE OR ITS FITNESS FOR ANY PARTICULAR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE. IN NO EVENT WILL OWNER BE LIABLE FOR (I) DAMAGES CAUSED BY MANAGER'S FAILURE TO PERFORM ITS COVENANTS; (II) DAMAGES CAUSED BY UPDATES OR ALTERATIONS DONE TO THE COLUMBUS COMMERCIAL SUITE BY MANAGER WITHOUT OWNER'S WRITTEN APPROVAL; OR (III) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCURRED BY MANAGER. MANAGER SHALL INDEMNIFY OWNER AGAINST ALL CLAIMS ASSERTED BY THIRD PARTIES AS A RESULT OF SUCH ACTS OR OMISSIONS OF MANAGER. OWNER'S LIABILITY FOR DAMAGES TO MANAGER FOR ANY CAUSE, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE AGGREGATE FEES PAID FOR MANAGEMENT SERVICES UNDER THIS AGREEMENT.



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20. NOTICES

20.1 The addresses for delivery of notices to each party are as follows:

to Owner:                  On-Line Film Services Inc.
                           208 - 2323 Boundary Road
                           Vancouver, British Columbia,
                           V5M 4V8, Canada

to Manager:                Cinesource Inc.
                           1223 - 22nd Street
                           Santa Monica, California
                           90404, U.S.A.

20.2 Unless otherwise expressly provided in this Agreement, any notice, request, direction, consent, waiver, extension, agreement or other communication that is or may be given or made hereunder shall be in writing and either personally delivered to the addressee or to a responsible officer of the addressee or sent by courier or facsimile or e-mail transmission. The parties hereto may change their respective address for notice given in the manner aforesaid. Any notice given by facsimile transmission or e-mail shall be deemed to have been received on the next business day after transmission. Any notice given by personal delivery shall be deemed to have been received on the business day on which it is delivered and left with the recipient at the recipient's address for notice.

21. RELATIONSHIP OF PARTIES

21.1 Nothing in this Agreement shall constitute any of the parties the partner or joint venturer of another. The relationship of Manager to Owner shall be that of an independent contractor.

22. ASSIGNMENT

22.1 Manager may not assign this Agreement or any of its interests herein without the prior written consent of Owner.

23. SEVERABILITY

If any provision of this Agreement is determined to be void, invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

24. BENEFIT OF AGREEMENT

24.1 This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

25. ENTIRE AGREEMENT

25.1 This Agreement constitutes the entire agreement between the parties with respect to its subject matter and cancels and supersedes any prior understandings and agreements between the parties with respect thereto.

26. AMENDMENTS



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26.1 No amendments to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties hereto.

27. WAIVER

27.1 No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in writing in the written waiver, will be limited to the specific breach waived.

28. EXECUTION

28.1 This Agreement may be executed in counterparts and delivered by facsimile copy by either of the parties. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement.

ONLINE FILM SERVICES INC.                   CINESOURCE INC.


By: ______________________________  By:  ______________________________
    Its President                        Its President



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          SCHEDULES


A.   Columbus Commercial Suite

B.   Minimum and Exclusivity Payments

Management Services



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     SCHEDULE "A"

     Columbus Commercial Suite

Columbus Commercial Suite Software Description


Its a relational database application utilizing Filemaker Pro 4.0 as its engine which is able to run locally or on a LAN. Its made up of a number of Filemaker Pro database documents that function together as a separate modular application and generate reports.,

It is software specifically designed to mirror the way production office people work today and it utilizes some software owned and under license from Columbus Systems Inc.

The software delivers a mechanism for creating purchase orders, call sheets, production reports, time cards, start close paperwork, deal memos and staff and crew lists, travel authorizations, as well as project tracking.

The Columbus suite consists of software modules specifically tailored for use by companies and individuals producing television commercials.

The VFX module is designed specifically for Visual Effects Producers. Tracks shots, elements, storyboards, vendors, costs, and more. The perfect solution for generating Call Sheets and Production reports and either printing them hard copy for signature, or saving as an Acrobat PDF file to e-mail back to the office or studio.

It enables departmental co-ordinators to produce their cost reports for use by the production accountant more efficiently.



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     SCHEDULE "B"


     MINIMUM AND EXCLUSIVITY PAYMENTS

Annual Minimum

1999- $750,000.00

2000 and thereafter-for any such year (the Subject Year);
if the Annual Gross Operating Revenues in the prior calendar year did not exceed such year's corresponding Annual Minimum, then the Annual Minimum for the Subject Year shall be equal to the prior year's Annual Minimum, and if the Annual Gross Operating Revenues in the prior calendar year (Prior AGOR ) did exceed such year's corresponding Annual Minimum (Prior AM), then the Annual Minimum for the Subject Year shall be an amount calculated as follows = (1.03 x Prior AM) - (0.03 x Prior AGOR ).


Annual Exclusivity Payments

For any calendar year ;
if the Annual Gross Operating Revenues equal or exceed the Annual Minimum for such year, then the Annual Exclusivity Payment is $0.
if the Annual Gross Operating Revenues for such year (AGOR) are less than the Annual Minimum for such year (AM), then the Annual Exclusivity Payment shall be an amount calculated as follows = 0.14 x (AM-AGOR).

Term Exclusivity Payment

The Term Exclusivity Payment shall be an amount calculated as follows =

 0.14 x (Term Minimum-Cumulative Incremental Revenue)



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     SCHEDULE "C"

     MANAGEMENT SERVICES


1. Programming Consultation

Provide a mutually agreed level of consultation for any modifications to the Columbus software as it applies the Commercial production business. Particularly with respect to the contribution of expertise in the business of commercial production and programming of Filemaker Pro. Cinesource will consult in the integration and functionality of the Casting Workbook into the Columbus software.

2. Cross-promotion

Cinesource and Online will mutually cross promote the Columbus software and the Casting Workbook at public events like trade shows and seminars. Cinesource will make reference to the Casting Workbook in support materials circulated by Cinesource. Such examples to include but not limited to providing space on distribution information materials of its software for the Casting Workbook logo, a brief "one-liner" and contact information. Cinesource and Online will in good faith actively promote respective software programs.

3. Columbus software functionality

Pop-up help or directions to the Casting Workbook topics will be placed in the Columbus software on content related to the casting process.

4. Investment Seminar Participation

Cinesource will assist, as mutually agreed, in the presentation of the Columbus software at investment seminars presented by OnLine for purposes of promoting the company.

5. Casting Workbook integration with Columbus

Online and Cinesource will mutually agree upon the construction and design of a casting module that is homogeneous with the Columbus software. Online will be responsible for the first prototype of this module that will be designed to join producers and casting directors with specific project information. Some information could consist of deal memos, contracts and agreements; suggestion lists for actors; resumes, photos, audio clips and video clips; casting director short lists; script and various versions (specifically "sides" for actors and casting director breakdowns); final cast lists to the producers; and any other casting related functions.

6. Links to Website

Where practical, links to the Casting Workbook at Canadafilm.com will be placed in the Columbus software.

Management Final



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